Exhibit 10.1

[Orion Letterhead]

[DATE]

[NAME]
[ADDRESS]
[ADDRESS]

RE:	Terms of Employment

Dear [_____]:

Orion Office REIT, Inc., a Maryland corporation (the “REIT”), and Orion Services LLC, a [Maryland] limited liability company (the “Employer”, and together with the REIT, the “Company”) are pleased to offer you employment with the Company on the terms and conditions set forth in this letter (the “Agreement”), effective as of [______], 2021 (the “Effective Date”).

1.	Term of Employment

Your employment hereunder shall commence on the Effective Date and continue indefinitely until terminated in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in the foregoing, your employment hereunder is terminable at will by the Company or by you at any time (for any reason or for no reason), subject to the provisions of Section 11 below.

2.	Position & Title

Your title will be [_________] of the Company, reporting to the [Company’s board of directors (the “Board”)] [Chief Executive Officer of the Company] or such other senior executive officer of the Company as the Chief Executive Officer of the Company may designate. In this capacity, you will have the duties, authorities and responsibilities as are usual and customary for such position. You shall devote substantially all of your business time and attention and your best efforts to the performance of your duties and responsibilities hereunder. Notwithstanding the foregoing, you may (i) participate in charitable, academic or community activities (including service on charitable boards), and (ii) participate in trade or professional organizations; provided that such activities do not, either individually or in the aggregate, otherwise interfere or conflict with the performance of your duties and responsibilities to the Company, provided further, that with respect to the activities in subclause (ii) above, you have received prior written consent from the [Board] [Company’s board of directors (the “Board”)]. At all times during your employment with the Company, you agree to adhere to all of the Company’s written policies, rules and regulations governing the conduct of its employees that are provided to you, including without limitation, any compliance manual, code of ethics and employee handbook and other policies adopted by the Company from time to time.

3.	Location

You will work primarily out the Company’s offices in [Phoenix, Arizona / New York, New York], provided that you may also be required to travel on Company business from time to time.

4.	Base Salary

Effective as of the Effective Date and during your employment with the Company, you will be paid a base salary at the rate of $[______] per annum, payable in periodic installments according to the Company’s normal payroll practices (as adjusted from time to time in accordance herewith, the “Base Salary”). The Base Salary is subject to periodic review by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), but shall not be decreased below this level without your consent.

5.	Annual Bonus

You will be eligible to receive an annual bonus (“Annual Bonus”) for each completed calendar year that you are employed by the Company, beginning in calendar year 2022, with a target annual bonus opportunity equal to [_____]% of your Base Salary (“Target Bonus”), based upon the achievement of individual performance goals established by the Compensation Committee [in consultation with the Chief Executive Officer]. Any Annual Bonus for a completed calendar year will be paid by the Company at the same time that bonuses are generally paid to other senior executives of the Company, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned, provided, however, that you must be employed by the Company on the date of payment to be eligible to receive such Annual Bonus (except as otherwise provided herein).

6.	Employee Benefits

During your employment with the Company, you will be entitled to the standard employee benefits provided by the Company to its employees generally (currently including participation in the 401(k) plan, health care coverage, group life insurance and group disability coverage), which benefits are subject to change from time to time at the Company’s sole discretion. You will be entitled to four (4) weeks of paid vacation for each full calendar year of service, to be taken and accrued under the Company’s vacation policy.

7.	Equity Awards

You will be eligible to receive an annual long term incentive equity award with respect to shares of the Company’s common stock for each calendar year during your employment with the Company beginning with calendar year 2022 as determined by the Compensation Committee. Any such long term incentive equity award shall be subject to such terms and conditions, including, but not limited to, amount, type(s) of award, number of shares, and vesting, as may be determined by the Compensation Committee in its discretion [and in consultation with the Chief Executive Officer].

8.	Indemnification

The Company will provide you with indemnification rights and directors and officers insurance coverage pursuant to the Company’s standard form of Indemnification Agreement, a copy of which has been provided to you.

9.	Expenses

You shall be entitled to reimbursement of reasonable business expenses, in accordance with the Company’s policy, as in effect from time to time, including, without limitation, reasonable travel and entertainment expenses incurred by you in connection with the business of the Company, after the presentation by you of appropriate documentation.

10.	Termination of Employment

(a)	Death or Disability. Your employment with the Company hereunder, shall terminate automatically upon your death. Either you or the Company may terminate your employment hereunder in the event of your Disability.

(b)	Termination by the Company. The Company may terminate your employment with or without Cause (as defined below) at any time upon written notice to you.

(c)	Termination by the Executive. You may terminate your employment for any reason upon not less than thirty (30) days written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date).

(d)	Termination of Offices and Directorships. Upon termination of your employment for any reason, unless otherwise specified in a written agreement between you and the Company, you shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

11.	Obligations of the Company upon Termination

(a)	Accrued Benefits. Upon a termination of your employment for any reason, the Company will pay or provide you with (i) any unpaid Base Salary through the date of termination in accordance with the Company’s normal payroll practices, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination in accordance with the Company’s expense reimbursement policy and (iii) all other payments or benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit plan or program which will be paid or provided in accordance with the terms of such arrangement, plan or program (collectively, the “Accrued Benefits”).

(b)	Termination due to Death or Disability. In the event of a termination of your employment due to your death or Disability (as defined below), in addition to the Accrued Benefits, you or your designated beneficiary (as discussed in more detail in Section 15 below), as applicable, will be entitled to (i) any earned and accrued but unpaid Annual Bonus for the year prior to the year of termination (a “Prior Year Bonus”), payable when the applicable Annual Bonus for such year would have otherwise been paid (had you remained employed by the Company through the payment date thereof) but in no event later than but in no event later than March 15th of the calendar year following the calendar year in which such Prior Year Bonus was earned, and (ii) accelerated vesting of a number of shares underlying the then-outstanding and unvested portion of your time-vesting equity-based award(s) covering shares of Company and/or Realty Income Corporation common stock determined by multiplying the number of shares subject to such equity-based award(s) by a fraction, the numerator of which is the number of whole months elapsed from the date of grant of the time-vesting equity-based award until the date of your termination of employment and the denominator of which is the total number of whole months in the applicable vesting period for such time-vesting equity-based award(s). Each then-outstanding and unvested performance-vesting equity-based award granted to you by the Company shall be treated in accordance with the terms of the applicable plan and award agreement governing such performance-vesting equity-based award.

(c)	Qualifying Termination. In the event of a termination of your employment (i) by the Company without Cause or (ii) by you for Good Reason (each a “Qualifying Termination”), subject to Section 11(d) and your continued compliance with the restrictive covenants contained in Employee Confidentiality and Non-Competition Agreement, attached hereto as Exhibit B, in addition to the Accrued Benefits:

(i)	Cash Severance. The Company will pay you (i) any Prior Year Bonus payable when the applicable Annual Bonus for such year would have otherwise been paid (had you remained employed by the Company through the payment date thereof) but in no event later than March 15th of the calendar year following the calendar year in which such Prior Year Bonus was earned, and (ii) an amount equal to the sum of your annual Base Salary and Target Bonus for the year of termination (such amount, the “Cash Severance”), payable in substantially equal installments based on the Company’s payroll periods over the twelve (12) month period following the date of your Qualifying Termination (the “Severance Period”). The first Cash Severance Payment will be made on the sixtieth (60th) day following the date of your termination of employment, and will include payment of any amounts that were otherwise due prior thereto. Notwithstanding the foregoing, in the event of a Qualifying Termination during a Change in Control Period (as defined below), in lieu of the Cash Severance, you will be entitled to severance payments equal to the product of (x) two (2) multiplied by (y) the sum of (A) your annual Base Salary plus (B) an amount equal to the Target Bonus as in effect on the date of your termination, payable in a cash lump sum on the sixtieth (60th) day after the date of your termination with the Company.

(ii)	Health Insurance Reimbursement. For a period beginning on the date of termination and ending on the earliest of (i) the completion of the Severance Period or (ii) the date that you obtain new employment that offers group medical coverage, the Company will reimburse you for the monthly cost of medical insurance premiums actually paid by you, up to the monthly amount that the Company would have paid for you and your then covered dependents had you been an active employee, based on your elections under the applicable group medical plan of the Company, if any, in which you and your eligible dependents participated as of the date of the Qualifying Termination (the “Medical Coverage Reimbursement”).

(iii)	Equity Acceleration. In addition, all of your then-outstanding and unvested time-vesting equity based-award(s) covering shares of Company and/or Realty Income Corporation common stock, shall become vested in full. Each then-outstanding and unvested performance-vesting equity-based award granted to you by the Company shall be treated in accordance with the terms of the applicable plan and award agreement governing such performance-vesting equity-based award.

(d)	Release. In order to receive the payments and benefits described in Section 11(c) (other than Accrued Benefits), you must execute, and not revoke, a fully effective release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), within twenty-one days (or to the extent required by law forty-five (45) days) following the date of your termination of employment.

12.	Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

(e)	“Cause” means that you have: (i) committed, with respect to the Company or any of its affiliates, an act of fraud, embezzlement, misappropriation, intentional misrepresentation or conversion of assets, (ii) been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (iii) willfully failed to substantially perform (other than by reason of illness or temporary disability) your reasonably assigned material duties, (iv) engaged in willful misconduct in the performance of your duties, (v) engaged in conduct that violated the Company’s then existing written internal policies or procedures that have been provided to you in writing prior to such conduct and which is materially detrimental to the business and reputation of the Company, or (vi) materially breached any non-competition, nondisclosure or other agreement in effect between you and the Company; provided, however, that with respect to clauses (iii) and (iv), no event shall constitute Cause unless (A) the Company has given you written notice of termination setting forth the conduct that is alleged to constitute Cause within thirty (30) days of the first date on which the Company has knowledge of such conduct, and (B) you fail to cure such conduct within thirty (30) days following the date on which such notice is provided.

(f)	“Change in Control” shall mean (i) any one person or more than one person acting as a group (as defined under Treas. Reg. § l.409A-3(i)(5)(v)(B)) (each a “Person”), acquires shares of the Company having more than 50% of the total voting power or total fair market value of the stock of the Company, not including any merger, consolidation or reorganization of the Company where the shareholders of the Company are substantially the same as before such transaction, (ii) any Person acquires assets of the Company having a total gross fair market value equal to 40% or more of all of the assets of the Company immediately before such acquisition or acquisitions, or (iii) a majority of the members of the Board is replaced in any 12-month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election: provided , however, that no Change in Control shall be deemed to have occurred unless such event constitutes a “Change in Control” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(g)	“Change in Control Period” shall mean the period beginning on the date of a Change in Control and ending twenty-four (24) months following, a Change in Control.

(h)	“Disability” means that you are unable to perform your duties hereunder due to any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disability” shall be made by a physician satisfactory to both you and the Company, provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out your offices or duties during a period of your inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.

(i)	“Good Reason” means (i) a material reduction in your Base Salary or Target Bonus percentage, (ii) a material reduction in your title or a material diminution in your duties, responsibilities or authorities, or (iii) the relocation of your primary place of employment to a location that is more than 50 miles from the location of the Company’s offices in [Phoenix, Arizona / New York, New York], as of the date hereof; provided that no event will constitute Good Reason unless (A) you have given the Company written notice setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days of the first date on which you have knowledge of such conduct, (B) the Company fails to cure such conduct within thirty (30) days following the date on which such written notice is provided, and (C) the effective date of your actual termination for Good Reason occurs no later than 60 days after the expiration of such Company cure period.

13.	Code Section 280G

Notwithstanding the other provisions of this Agreement, in the event that the amount of any payments or benefit payable to you under this Agreement or otherwise would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then such payments and/or benefits will be reduced by the minimum possible amounts until no amount payable to you constitutes an “excess parachute payment;” provided, however, that no such reduction will be made if the net after-tax payment (after taking into account Federal, state, local, and other income and excise taxes) to which you would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local and other income and excise taxes) to you resulting from the receipt of such payments with such reduction. The payment reduction (if any) contemplated herein will be implemented by (a) first reducing any cash severance payments, (b) then reducing other cash payments, and (c) then reducing all other benefits, in each case, with amounts having later payment dates being reduced first. A determination as to whether any payment reduction is required, and if so, as to which payments are to be reduced and the amount of the reduction, will be made by a nationally recognized public accounting firm selected by the Company. The fees and expenses of the accounting firm will be paid entirely by the Company and the determinations made by accounting firm will be binding upon you and the Company.

14.	Code Section 409A

(a)	The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.

(b)	A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(c)	For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent permitted under Code Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Code Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Code Section 409A. Any payments subject to Code Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Code Section 409A.

(d)	To the extent that any payments or reimbursements provided to you under this Agreement (including, without limitation, the Medical Coverage Reimbursement ) are deemed to constitute compensation to you to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

15.	General

(a)	The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(b)	All amounts payable hereunder shall be subject to any claw-back policy adopted by the Company, including any claw-back policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (and any rules or regulations promulgated thereunder) or any other applicable law, as set forth in such claw-back policy.

(c)	Any amounts payable hereunder after your death shall be paid to your designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. You may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement.

(d)	In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and except as set forth herein with respect to Medical Coverage Reimbursement, such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether you obtain other employment.

(e)	You hereby certify that you are not a party to any agreement or understanding, written or oral, and you are not subject to any restriction, which could prevent you from performing all of your duties and obligations hereunder. If you possess any proprietary or confidential information regarding any previous employer, you hereby agree that you will neither disclose nor use such information in a manner which would cause you to violate any preexisting agreements with that employer. Section 8 (“Representations”) of the Employee Confidentiality and Non-Competition Agreement, attached hereto as Exhibit B, is hereby incorporated by reference.

(f)	This Agreement shall be governed under the laws of the State of [Arizona / New York], without regard to the principles of conflicts of laws.

(g)	These are the terms of your employment with the Company subject to our receipt of (i) your signed acceptance of this Agreement and (ii) your signed acceptance of the Employee Confidentiality and Non-Competition Agreement attached hereto as Exhibit B and incorporated herein.

(h)	This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Sincerely,

Orion Office REIT, Inc.,
a Maryland corporation

Name:
Its:

Orion Services LLC,
a [Maryland] limited liability company

Name:
Its:

Accepted By:

Name:

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